Exhibit 99.1

International Press Release
 January 3, 2005
FOR IMMEDIATE RELEASE

Asia Pay announces signing of MOU with Beijing Purple Stars Appraisal for establishment of Beijing Credit Bureau

January 3, 2005 (Seattle, WA and Beijing) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) today announced that it has signed an MOU with Beijing Purple Stars Appraisal Co., Ltd. ("BPS") to establish an International standard Credit Bureau in Beijing. The MOU will provide for a working committee made up of representatives from both parties to coordinate the development of both a China Credit Bureau as well as development related to further deploying Asia Pay's China credit card processing systems.

This agreement for creation of a Credit Bureau with Beijing Purple Stars Appraisal is in addition to the existing agreement between Asia Payment Systems and Shanghai CRC Telecom. The BPS/Asia Payment Systems Credit Bureau is intended to focus on capture and provision of Credit File information in the larger Beijing area.

The terms of the MOU with Beijing Purple Stars Appraisal provide for joint development of Commercial and Consumer Credit File databases and related services as well as for joint research and deployment of Asia Pay's transaction processing systems and capabilities where applicable.

Matt Mecke, President and CEO of Asia Pay commented, "We look forward to working with Beijing Purple Stars Appraisal to provide even greater levels of International Credit Bureau Services to the Financial Services market in Beijing. Beijing Purple Stars Appraisal has been licensed and operating in Beijing for many years and they bring a wealth of Chinese experience to this relationship and we see Joint future development of both Commercial and Consumer Credit File products and services as very beneficial to both Beijing Purple Stars Appraisal and to Asia Payment Systems. As our joint development effort grows we look forward to providing enhanced credit file services not only to Domestic Chinese Banks and Consumer Finance companies, but also directly to International Financial Institutions both in China and abroad.

This second China Credit Bureau System agreement clearly shows the commitment and determination of Asia Payment Systems to the enhancement of the China Consumer and Commercial Credit Bureau industry and we are excited to work with both BPS and with our existing Credit Bureau partner, SCRC , to create international class Credit File Systems and Services in China."

About Asia Payment Systems

Asia Pay is a Nevada incorporated company with offices in Seattle, WA, Beijing, and Shenzhen in China and in Hong Kong. Asia Pay is developing a credit card processing network that provides clearing services to Merchants, Oil Companies, and Financial Institutions in China and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and to issuers of merchandise and other retail cards.  Systems, hardware and personnel are now in place to enable Asia Pay to commence delivering service to clients.  In addition, the company is continuing to identify sources of additional financing to permit the start-up of nation-wide operations in the China market.

About Beijing Purple Stars Appraisal

Beijing Purple Stars Appraisal Co. Ltd. is an official appraisal agent licensed by the Chinese government to provide appraisal services to the Beijing municipal government and to the public. In addition, BPS provides credit files and credit rating services to banks and financial institutions in Beijing.

Contact:

Asia Payment Systems, Inc.
www.Asia-Pay.com
Matt Mecke
President & CEO
Tel. +1-866-877-APAY
Fax +1-206-470-1150
ir@asia-pay.com